From: 3039886954 Page: 2/6 Received by: NV Secretary of State Date: 4/6/2014 8:04:02 PM

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20140256243-59
Ross Miller Secretary of State State of Nevada	Filing Date and Time 04/07/2014 8:00 AM
	Entity Number E0214492009-8

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Epcylon Technologies, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series A preferred stock has been authorized and has certain rights and preferences as set forth in Exhibit A attached hereto.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

This Certificate of Designation is filed with the Nevada Secretary of State on April 7, 2014 regarding creation and establishment of Series A preferred stock and its respective rights, preferences and limitations.

WHEREAS Epcylon Technologies Inc., a Nevada corporation (the "Company") is re-structuring in order to list on the OTC Markets QX and meet a $2,000,000 net tangible asset valuation;

WHEREAS the Company has established third party management of an account, which will hold restricted funds received from issuance of the preferred shares, and use of such proceeds in the account shall be jointly administered regarding payments and distributions and monitoring of the use of funds for invested capital security, capital flow management, distribution management and any other terms of management (the "Restricted Account").

THEREFORE, BE IT RESOLVED that pursuant to the provisions of the certificate of Incorporation and the bylaws of the Company and applicable law, a series of Preferred Stock, par value of $0.001 per share, of the Company be and hereby is designated having the number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, as follows:

1.             DESIGNATION. This class of stock of this Company shall be named and designated “Series A Preferred Stock”. It shall have 10,000,000 shares authorized at $0.001 par value per share.

2.             PRICE.

(a) The initial price of each share of Series A Preferred Stock shall be $0.20.

(b) The price of each share of Series A Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board.

3.             DIVIDENDS. Any and all revenue earned on a quarterly basis as a result of investment of the $2,000,000 funds in the Restricted Account shall, upon approval by the Board of Directors of the Company, be distributed on a quarterly basis to the holders of the Series A preferred stock in accordance with their proportionate equity holdings of Series A preferred stock within ten days from the end of such quarter (the "Earned Dividend"). The amount of such Earned Dividend shall be determined in accordance with the respective account management agreement entered into between the Company and the respective holder of the shares of Series A preferred stock. If the Company is to pay such Earned Dividend, the holder of the Series A preferred stock may elect to take payment of such Earned Dividend in the form of either cash or issuance of shares of common stock rather than a cash dividend. Such price per share shall be the average trading price of the Company's shares on the OTCQB during the preceding five business days prior to payment of the Earned Dividend.

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation), the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, the Earned Dividend as of the record date.

4.             LIQUIDATION, DISSOLUTION OR WINDING UP RIGHTS; CERTAIN MERGERS, CONSOLIDATIONS AND ASSET SALES.

(a)           Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of common stock and junior stock by reason of their ownership thereof, an amount per share equal to the Series A Initial Price, plus any dividends declared but unpaid thereon, immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this subsection (a), the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Series A Initial Issue Price” shall mean $0.20.

(b)           Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of junior stock and common stock, pro rata based on the number of shares held by each such holder.

(c)           Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Company upon any such merger, consolidation, sale, transfer or other disposition shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring person, firm or other entity.

5.             CONVERSION

(a)           The holder of the Series A Preferred Stock shall at their option convert the shares of Series A Preferred Stock into shares of common stock on a one preferred share for 1.333333 common share basis.

(b) Promptly upon conversion, the Company shall issue and deliver to such holder a certificate or certificates for the number of full shares of common stock issuable to the holder pursuant to the holder’s conversion of Series A Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the common stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act, and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Company. The common stock shall be issued in the same name as the person who is the holder of the Series A Preferred Stock unless, in the opinion of counsel to the Company, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of common stock are so registered shall be treated as a holder of shares of common stock of the Company on the date the common stock certificate(s) are so issued.

All shares of common stock delivered upon conversion of the Series A Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the conversion date, such converted Series A Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) Shares of Series A Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of common shares after the reverse split as would have been equal to the conversion rate established prior to the reverse split.

6.             REDEMPTION. The Corporation may by providing a five day notice to the holder of the Series A Preferred Shares redeem such Series A Preferred Shares at a redemption price of $0.20 per share plus all unpaid and accrued Earned Dividends. In the event of receipt of the Notice of Redemption by the holder of the Series A Preferred Shares, the holder shall have five business days from date of receipt to convert into shares of common stock in accordance with Section 5 above irrespective of Section 5(a).

7.             VOTING RIGHTS. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of Series A Preferred Stock multiplied by 100. No further designations of preferred shares junior to the Series A Preferred Stock shall have voting rights equal to or higher than the Series A Preferred Stock without the 2/3's consent of all shares of Series A Preferred Stock issued and outstanding.

8.             OTHER RIGHTS. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

IN WITNESS WHEREOF, Epcylon Technologies Inc. has caused this Certificate of Designation of Series A Preferred Stock to be signed by Cato Kemmler, its President, this 7th day of April, 2014.

EPCYLON TECHNOLOGIES INC.

By:  __________________________